Exhibit 99.1

Erin Collopy General Magic 1 + 408 774 4425 erin@generalmagic.com	Andrea Gordon TSI Communications 1 + 650 635 0200 xt. 203 agordon@tsicomm.com

FOR IMMEDIATE RELEASE

General Magic Appoints Mark Phillips
Vice President of Product Development
Industry veteran rounds out management team

     SUNNYVALE, Calif., (September 10, 2001)— General Magic, Inc. (Nasdaq:GMGC), a pioneer in voice infrastructure software and services, today announced the appointment of Mark Phillips to vice president of product development. Mr. Phillips is a seasoned veteran of the enterprise software industry and brings over 25 years of experience managing software development teams around the globe. Phillips’ career began at IBM and Tandem Computers, and for the last five years he has held executive positions at early-stage technology companies in Silicon Valley.

     At General Magic, he will be responsible for building and overseeing the company’s technical and linguistics teams and planning and implementing the company’s enterprise-focused product direction.

     “Mark is known for his strong team leadership and his ability to execute —which are both integral to our success,” said Kathie Layton, chief executive officer and president of General Magic. “His experience managing the design, development, and production of Web-based J2EE enterprise software products, combined with his expertise in building and managing engineering organizations that timely deliver high quality products— not to

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mention, the work he’s done with patented technologies, will be an asset as we continue to roll out our suite of voice infrastructure software.”

     “Joining an innovative company that is actively defining the voice infrastructure software space is very exciting for me,” said Mark Phillips, vice president of product development at General Magic. “General Magic’s suite of enterprise software products offers tremendous value to our customers. I look forward to building on the company’s existing technologies and helping expand General Magic’s presence in the voice industry.”

     Most recently, Phillips was chief technology officer and vice president of engineering at OPI Software in Silicon Valley where he successfully transitioned the company’s technologies from service-based to enterprise-focused. Prior to this, Phillips held the role of vice president of engineering at Angara E-Commerce Services, and was responsible for establishing and growing the engineering organization, as well as leading the efforts to transition the company’s technologies from a conceptual main memory database product to a Web-based solution. Phillips also spent three years leading the engineering team at Insession, Inc., expanding the engineering team spanning three continents and delivering two major products on six different platforms before the company was acquired by Transactions Systems Architects, Inc. (TSA) in 1999. At IBM, Phillips quickly rose through the ranks to become a senior member of the engineering and design team. At Tandem Computers, he managed and provided technical direction for a global team of technical engineers.

     Phillips holds a Master of Science degree in Physics from Oxford University in the United Kingdom.

About General Magic

General Magic is a leading voice infrastructure software company that provides enterprise-grade software and supporting voice dialog design and hosting services that enable companies to quickly and efficiently provide

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anytime, anywhere access to information and services over the telephone. General Magic’s VoiceXML & J2EE™-based solutions enable enterprises to easily integrate voice access into enterprise applications using a broad selection of speech recognition technologies and telephony interfaces. These solutions make voice a strategic tool in helping businesses improve the customer experience, reduce transaction costs, and provide high quality, voice branded access to content and services. General Magic is headquartered in Sunnyvale, California. For additional information, visit www.generalmagic.com.

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